Tecnoglass Reports Fourth Quarter and Full Year 2018 Results

- Total Revenues Increased 18% to a Record $371.0 million for Full Year 2018; Led by Strong U.S. Growth -

- Net Income Grew 48% to $8.5 million for Full Year 2018 -

- Adjusted Net Income Expanded by 2.8x to a Record $32.3 Million for Full Year 2018 -

- Adjusted EBITDA Increased 30% to a Record $80.8 Million for Full Year 2018 -

- Backlog Expanded to a Record $515 Million; Up 3.2% Year-over-Year and 1.8% Quarter-over-Quarter -

- Introduced Full Year 2019 Outlook for Adjusted EBITDA1 Growth to $86 million to $94 million on Total Revenues of $395 million to $415 million -

Fourth Quarter 2018 Highlights

●	Total revenues increased 16% to $97.9 million on strong U.S. activity; 7th consecutive record revenue quarter
●	Net loss of $4.4 million, or ($0.12) per diluted share, including non-cash foreign currency transactions losses associated with mark to market adjustment of USD denominated assets and liabilities to the Colombian Peso
●	Adjusted net income[1] increased by 3.5x to $10.2 million, or $0.26 per diluted share
●	Adjusted EBITDA[1] grew 25% to a fourth quarter record of $21.5 million
●	In January 2019, entered into joint venture agreement with Saint-Gobain through the planned purchase of a minority ownership interest in Vidrio Andino, a Colombia-based subsidiary of Saint-Gobain with annualized sales of approximately $100 million

BARRANQUILLA, Colombia – March 7, 2019 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the fourth quarter and full year ended December 31, 2018.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “2018 marked a solid year of progress for our company. We achieved record levels of revenues and Adjusted EBITDA while improving our full year gross margin by 90 basis points to 32.4% on greater efficiencies and lower product installation costs. We continue to see healthy construction activity within our markets in the U.S. as we reap the benefits of our expanding geographic footprint. In the U.S. single family residential market, we achieved a four-fold increase in 2018 sales year-over-year, surpassing our expectation and validating our efforts to penetrate that end market primarily through our Elite® and Prestige product lines. In January, we were excited to partner with Saint-Gobain to acquire a stake in their expanding float glass production operations in Colombia, which reinforces our vertical integration strategy and secures our long-term float glass supply while driving significant efficiencies over time. Overall, our structural advantages are paying off as evidenced by our 2018 performance and we are enthusiastic about our prospects for additional success and market share gains in 2019 and beyond.”

Christian Daes, Chief Operating Officer of Tecnoglass, stated, “Building on solid momentum in 2018, we were pleased to end the year with backlog at a record level. Bidding activity remains firm in the U.S., and we are benefitting from expansion in regions where economic fundamentals support long-term demand for our architectural glass systems. We were recently awarded our first project through our Schüco partnership, which is already delivering benefits. We are well positioned to continue growing faster than our end markets at industry leading margins. We look forward to another year of solid growth in sales and Adjusted EBITDA.”

Fourth Quarter 2018 Results

Total revenues for the fourth quarter of 2018 improved 16.1% to $97.9 million compared to $84.3 million in the prior year quarter. Excluding the impact of unfavorable foreign currency, total revenues increased 17.0% compared to the prior year quarter. U.S. revenues increased 27.8% to $81.5 million compared to $63.8 million in the prior year quarter, driven by stronger residential invoicing, continued healthy construction activity, market share gains and slight pricing improvement. Colombia revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos but indexed to the U.S. Dollar, was $12.9 million compared to $18.2 million in the prior year quarter.

Gross profit increased 25.5% to $34.1 million, representing a 34.9% gross margin, compared to $27.2 million, representing a 32.3% gross margin, in the prior year quarter. The 260 basis point improvement in gross margin reflected lower installation costs on service revenue and lower direct labor costs, with essentially stable raw material costs per unit. Operating expenses were $19.8 million compared to $16.5 million in the prior year quarter. As a percent of total revenues, operating expenses were 20.3% compared to 19.6% in the prior year quarter, primarily due to higher ground transportation costs in the U.S. Operating income increased 34.0% to $14.3 million compared to $10.7 million in the prior year quarter.

Net loss was $4.4 million, or ($0.12) per diluted share in the fourth quarter of 2018, compared to net income of $1.1 million, or $0.03 per diluted share in the prior year quarter, including non-cash foreign currency transactions losses in both periods related to the re-measurement of USD denominated assets and liabilities against the Colombian Peso as functional currency. Adjusted net income1 improved to $10.2 million, or $0.26 per diluted share, compared to adjusted net income of $3.0 million, or $0.08 per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange gains or losses and other non-core items and the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 25.2% to $21.5 million, compared to $17.2 million in the prior year quarter, primarily attributable to sales growth and higher gross profit.

Full Year 2018 Results

Total revenues for the full year 2018 increased 18.0% to $371.0 million compared to $314.5 million in the prior year. The foreign currency impact to total revenues was negligible compared to the prior year.

Gross profit was $120.2 million, representing a 32.4% gross margin, compared to $99.2 million, representing a 31.5% gross margin in the prior year. Operating income was $47.2 million compared to $34.4 million in the prior year. Net income was $8.5 million, or a $0.22 per diluted share, compared to net income of $5.5 million, or $0.15 per diluted share in the prior year. Adjusted net income1 was $32.3 million, or $0.85 per diluted share, compared to $11.4 million, or $0.30 per diluted share in the prior year. Adjusted EBITDA improved to $80.8 million, or 21.8% of sales, compared to $62.0 million, or 19.7% of sales, in the prior year.

The Company ended 2018 with cash and cash equivalents of $33.0 million compared to $40.9 million in the prior year, with the reduction attributable to working capital investments to support growth during the year as well as higher inventory to support expected shipment growth in the first quarter of 2019. During 2018, the Company incurred $13.1 million of cash capital expenditures, compared to $7.0 million in the prior year, with the increase attributable to targeted high-return projects in the fourth quarter of 2018 focused on operational enhancements and efficiency initiatives.

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Strategic Joint Venture with Saint-Gobain

In January 2019, as previously announced, the Company entered into a strategic joint venture agreement with Saint-Gobain, through the planned purchase of a minority ownership interest in Vidrio Andino, a Colombia-based float glass manufacturing subsidiary of Saint-Gobain with annualized sales of approximately $100 million. The joint venture is expected to significantly augment Tecnoglass’ vertical integration strategy by allowing it to acquire an ownership interest in one of the first stages of its production supply chain, secure stable long-term float glass supply, improve purchasing economics for a significant portion of its float glass sourcing, while also reducing waste and transportation costs. The transaction is expected to be completed in the second quarter of 2019.

Dividend

The Company declared a regular quarterly dividend of $0.14 per share for the fourth quarter of 2018, which was paid on February 28, 2019 to shareholders of record as of the close of business on January 31, 2019.

Full Year 2019 Outlook

For the full year 2019, the Company expects to see growth in construction end markets and additional market share gains in the U.S. In 2019, the Company anticipates revenues to grow to a range of $395 to $415 million. The Company expects Adjusted EBITDA in 2019 to be in the range of $86 million to $94 million, representing growth of 11.3% at the midpoint year over year, driven by higher revenues and greater operational efficiencies.

Conference Call

Management will host a conference call on Thursday, March 7, 2019 at 10:00 a.m. eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)
●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13686987.

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About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 75% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

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Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Audited)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$33,040	$40,923
Investments	1,163	1,680
Trade accounts receivable, net	92,791	110,464
Unbilled receivables on uncompleted contracts	-	9,996
Due from related parties	8,239	8,500
Inventories	91,849	71,656
Contract assets – current portion	46,018	-
Prepaid expenses	1,367	1,165
Other current assets	18,932	17,514
Total current assets	293,399	261,898

Long term assets:
Property, plant and equipment, net	149,199	168,701
Contract assets – non-current	6,986	-
Intangible assets	9,006	11,517
Goodwill	23,561	23,130
Deferred income tax	4,770	135
Other long term assets	2,853	2,619
Total long term assets	196,375	206,102
Total assets	$489,774	$468,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$21,606	$3,260
Trade accounts payable	65,510	55,182
Accrued interest expense	7,567	7,392
Dividend Payable	736	585
Due to related parties	1,500	975
Payable associated to GM&P acquisition	-	29,000
Taxes payable	7,154	12,076
Labor liabilities	1,733	1,550
Contract liabilities – current portion	16,789	-
Current portion of customer advances on uncompleted contracts	-	11,429
Total current liabilities	122,595	121,449

Deferred income taxes	2,706	2,317
Long Term Payable associated to GM&P acquisition	8,500	-
Long term receivables from related parties	600	-
Customer advances on uncompleted contracts	-	1,571
Contract liabilities – non-current	1,436	-
Long-term debt	220,709	220,998
Total long term liabilities	233,951	224,886
Total liabilities	$356,546	$346,335

Commitments and contingencies

Shareholders’ equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2018 and 2017	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 38,092,996 and 34,836,575 shares issued and outstanding at December 31, 2018 and 2017, respectively	4	3
Legal reserves	1,367	1,367
Additional paid capital	157,604	125,317
Retained earnings	10,439	22,212
Accumulated other comprehensive income (loss)	(37,058)	(28,651)
Shareholders’ equity attributable to controlling interest	132,356	120,248
Shareholders’ equity attributable to non-contolling interest	872	1,417
Total shareholders’ equity	133,228	121,665
Total liabilities and shareholders’ equity	$489,774	$468,000

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Audited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Operating revenues:
External customers	$96,329	$82,930	$365,646	$309,375
Related parties	1,534	1,349	5,338	5,081
Total operating revenues	97,863	84,279	370,984	314,456
Cost of sales	63,729	57,077	250,767	215,274
Gross Profit	34,134	27,202	120,217	99,182

Operating expenses:
Selling expense	(10,764)	(8,435)	(39,390)	(33,784)
General and administrative expense	(9,054)	(8,082)	(33,632)	(31,034)
Total Operating Expenses	(19,818)	(16,517)	(73,022)	(64,818)

Operating income	14,316	10,685	47,195	34,364

Non-operating income	327	585	2,915	3,190
Foreign currency transactions (losses) gains	(13,633)	(2,134)	(14,461)	(3,028)
Loss on extinguishment of debt	-	12	-	(3,136)
Interest expense and deferred cost of financing	(5,636)	(4,982)	(21,187)	(19,872)

Income before taxes	(4,626)	4,166	14,462	11,518

Income tax benefit (provision)	211	(2,997)	(5,976)	(5,793)

Net income	$(4,415)	$1,169	$8,486	$5,725

(Income) loss attributable to non-controlling interest	116	(103)	545	(276)

Income attributable to parent	$(4,299)	$1,066	$9,031	$5,449

Comprehensive income:
Net income	$(4,415)	$1,169	$8,486	$5,725
Foreign currency translation adjustments	7,843	(2,165)	8,407	549

Total comprehensive income	$3,428	$(996)	$16,893	$6,274
Comprehensive (income) loss attributable to non-controlling interest	116	(103)	545	(276)

Total comprehensive income attributable to parent	$3,544	$(1,099)	$17,438	$5,998

Basic income per share	$(0.12)	$0.03	$0.23	$0.15
Diluted income per share	$(0.11)	$0.03	$0.22	$0.16
Basic weighted average common shares outstanding	38,092,996	36,848,415	37,511,851	36,836,075
Diluted weighted average common shares outstanding	38,643,780	37,399,199	38,062,635	37,386,858

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Audited)

	Years Ended December 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,486	$5,725
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	23,157	20,969
Provision for bad debts	369	3,128
Provision for obsolete inventory	(20)	80
Other fair value adjustments, net	(155)	(72)
(Gain) Loss on disposition of assets	33	17
Change in fair value of earnout share liability	-	-
Change in fair value of warrant liability	-	-
Director Stock compensation	-	284
Deferred income taxes	(3,289)	(6,137)
Extinguishment of Debt	-	2,558
Amortization of deferred financing costs	1,468	1,204
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	(23,700)	2,497
Inventories	(28,064)	(16,447)
Prepaid expenses	(1,161)	22
Other assets	(4,645)	(2,004)
Unbilled receivables	-	(10,653)
Trade accounts payable	34,588	13,055
Accrued interest expense	466	3,769
Taxes payable	(4,315)	(8,542)
Labor liabilities	340	134
Related parties	(23)	1,815
Contract assets and liabilities	(8,566)	-
Advances from customers	-	2,807
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(5,031)	$14,209

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(13,117)	(7,027)
Proceeds from sale of property and equipment	-	-
Acquisition of businesses and intangible assets	(6,000)	(7,873)
Proceeds from sale of investments	1,575	571
Purchase of investments	(1,184)	(600)
CASH USED IN INVESTING ACTIVITIES	$(18,726)	$(14,929)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceed from bond issuance	-	201,801
Repayments of debt and capital leases	(8,860)	(205,330)
Proceeds from debt	28,600	20,761
Proceeds from the exercise of unit purchase options	-	-
Dividends paid	(2,714)	(2,471)
Subsidiary distributions prior to acquisition	-	-
Proceeds from the exercise of warrants	-	-
CASH PROVIDED BY FINANCING ACTIVITIES	$17,026	$14,761

Effect of exchange rate changes on cash and cash equivalents	(1,152)	(36)

NET INCREASE IN CASH	(7,883)	14,005
CASH - Beginning of year	40,923	26,918
CASH - End of year	$33,040	$40,923

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$18,223	$15,774
Taxes	$8,399	$17,834

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under capital lease, financial obligations or credit	$447	$1,751
Gain in extinguishment of GM&P payment settlement	$3,606	$-

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Revenues by Region

(Amounts in thousands)

(Audited)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2018	2017	% Change	2018	2017	% Change

Revenues by Region
United States	81,466	63,762	27.8%	296,534	238,529	24.3%
Colombia	12,926	18,247	-29.2%	62,445	63,539	-1.7%
Other Countries	3,471	2,270	52.9%	12,005	12,388	-3.1%
Total Revenues by Region	97,863	84,279	16.1%	370,984	314,456	18.0%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2018	2017	% Change	2018	2017	% Change

Total Revenues with Foreign Currency Held Neutral	$98,640	$84,279	17.0%	$371,092	$314,456	18.0%
Impact of changes in foreign currency	(777)	-	-0.9%	(108)	-	0.0%
Total Revenues, as Reported	$97,863	$84,279	16.1%	$370,984	$314,456	18.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

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A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017

Net (loss) income	(4,415)	1,169	8,486	5,725
Less: Income (loss) attributable to non-controlling interest	116	(103)	545	(276)
(Loss) Income attributable to parent	(4,299)	1,066	9,031	5,449
Foreign currency transactions losses (gains)	13,633	2,134	14,461	3,028
Deferred cost of financing	390	338	1,468	338
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	983	668	6,686	6,544
Tax impact of adjustments at statutory rate	(508)	(1,256)	673	(3,964)
Adjusted net (loss) income	10,199	2,950	32,319	11,395

Basic income (loss) per share	(0.12)	0.03	0.23	0.16
Diluted income (loss) per share	(0.12)	0.03	0.22	0.15

Diluted Adjusted net income (loss) per share	0.27	0.08	0.85	0.30

Diluted Weighted Average Common Shares Outstanding in thousands	38,093	37,399	38,063	37,387
Basic weighted average common shares outstanding in thousands	38,093	36,848	37,512	36,836
Diluted weighted average common shares outstanding in thousands	38,644	37,399	38,063	37,387

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017

Net (loss) income	(4,415)	1,169	8,486	5,725
Less: Income (loss) attributable to non-controlling interest	116	(103)	545	(276)
(Loss) Income attributable to parent	(4,299)	1,066	9,031	5,449
Interest expense and deferred cost of financing	5,636	4,982	21,187	19,872
Income tax (benefit) provision	(211)	2,997	5,976	5,793
Depreciation & amortization	5,674	5,277	23,157	20,969
Foreign currency transactions losses (gains)	13,633	2,134	14,461	3,028
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	983	668	6,686	6,544
Director Stock compensation and provision for obsolete inventory	69	71	282	364
Adjusted EBITDA	21,485	17,195	80,780	62,019

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